Exhibit 10(ff)

HANOVER FOODS CORPORATION
EMPLOYEE STOCK TRUST

(Revised and Restated, Effective June 20, 2002)

AMENDMENT NO. 2

Hanover Foods Corporation, a Pennsylvania corporation, hereby adopts this amendment to the Hanover Foods Corporation Employee Stock Trust (“Trust”). This amendment is adopted pursuant to Section 8.1 of the Trust.

The fifth WHEREAS clause shall be amended as restated as follows:

“WHEREAS, Cyril T. Noel has been reappointed as Trustee and Luzerne National Bank Corporation has been appointed as Trustee and each and has accepted such appointment as of the date set forth below”

The definition of Trustee in Article I shall be amended and restated as follows:

“Trustee means Cyril T. Noel, Luzerne National Bank Corporation and/or any successor thereto. To the extent that any duties, responsibilities or obligations herein relate solely to Cyril T. Noel, in his capacity as trustee, the term ‘Trustee Noel’ shall be used. To the extent that any duties, responsibilities or obligations herein relate solely to Luzerne National Bank Corporation in its capacity as trustee, the term ‘Corporate Trustee’ shall be used.”

Section 4.1 shall be amended at line 1 replacing the word Trustee with “Trustee Noel”.

Section 4.2 shall be amended at line 1 replacing the word Trustee with “Trustee Noel”.

A new Section 4.3 shall be added to Article 4 to read as follows:

“4.3   Corporate Trustee Compensation and Expense.   The Corporate Trustee shall be entitled to annual compensation in the amount of $5,000, inclusive of, and not in addition to compensation paid to Corporate Trustee for services rendered in connection with the Hanover Foods Corporation Employee Stock Ownership Plan Trust. (The annual compensation amount may be adjusted from time to time upon mutual agreement of the Company and the Corporate Trustee.) The Corporate Trustee shall be entitled to be reimbursed for its reasonable legal fees and expenses incurred in connection with its duties under this Agreement.”

Section 5.3 introductory paragraph shall be amended and restated as follows:

“5.3   Trustee’s Administrative Powers.   Except as provided herein and subject to the Trustee’s duties hereunder, Trustee Noel shall have the following powers and rights, in addition to those provided elsewhere in this Agreement or by law, except as specifically provided in subsection 5.3(g), which is also applicable to the Corporate Trustee.”

Section 5.3(g) shall be amended and restated as follows:

“(g)   to consult with legal counsel (who may also be counsel for Trustee Noel, Corporate Trustee or the Company generally) with respect to any of its duties or obligations hereunder; to be fully protected in relying upon the written opinion of such legal counsel; and to pay the reasonable fees and expenses of such counsel, which shall be deemed to be expenses of the Trust and for which the Trustee shall be reimbursed in accordance with Section 4.1.”

Section 5.4 shall be amended to read in full as follows:

“5.4   Rights Regarding Company Stock.

Except as provided in this Section 5.4 (including, but not limited to, Section 5.4(d)), the Corporate Trustee shall retain sole voting power with respect to the Company Stock held by the Trust, whether such Company Stock is held in the ESOP Plan Subaccount or the Option Plan Subaccount, and Trustee Noel shall have no voting power. Except as provided in Section 5.4(d), the Corporate Trustee shall vote Company Stock held by the ESOP Plan Subaccount in the same proportions as ESOP Active Participants (as that term is used in Section 1.42 of the ESOP) have directed the voting of Company Stock allocated to their Company Stock Accounts pursuant to Section 6.07 of the ESOP. Company Stock held in the Option Plan Subaccount shall be voted as provided in Section 5.4(c) and 5.4(d) hereof.

Except as provided in Section 5.4(d), the Corporate Trustee shall retain sole voting power attendant to the Company Stock held by the ESOP Plan Subaccount with respect to any vote that occurs prior to the date upon which Company Stock is initially allocated to ESOP Active Participants’ Company Stock Accounts. Except as provided in Section 5.4(d), the Corporate Trustee shall vote such stock in the same proportions as instructed by the ESOP Active Participants. Each Active Participant’s voting instructions shall be accorded a value equal to the ratio of the Active Participant’s Compensation to the aggregate Compensation of all ESOP Active Participants who tender voting instructions. The Corporate Trustee would then vote the Company Stock in accordance with the aggregate voting instructions. With respect to Company Stock as to which no voting instruction has been received, such Company Stock shall be voted by the Corporate Trustee (except as provided in Section 5.4(d)) in the same proportion to the aggregate voting instructions actually received from all ESOP Active Participants who provide voting instructions.

Except as provided in Section 5.4(d), the Corporate Trustee shall retain voting powers attendant to the Option Plan Shares held in the Option Plan Subaccount. The Corporate Trustee shall vote the Option Plan Shares in the same proportions as instructed by the Option Plan Participants. Each Option Plan Participant’s voting instructions will be accorded a value equal to the ratio of the Option Plan Participant’s unexercised Options to the total unexercised Options held by all Option Plan Participants who tender voting instructions. The Corporate Trustee shall then vote the Option Plan Shares in accordance with the aggregate voting instructions. With respect to Option Plan Shares as to which no voting instruction has been received, such Option Plan Shares shall be voted by the Corporate Trustee (except as provided in Section 5.4(d)) in the same proportion to the aggregate voting instructions actually received from all Option Plan Participants who provide voting instructions.

Notwithstanding any other provision in this Section 5.4, with respect to any vote that the Trustee Noel determines in his sole discretion to be procedural or ministerial in nature (including, but not limited to, adjournment, postponement other similar motions at shareholders meetings and other procedural matters to come before such meetings),Trustee Noel shall have the sole voting power with respect to such procedural or ministerial matter(and the Corporate Trustee shall have no voting power), and Trustee Noel shall exercise his independent judgment in voting the Company Stock held in the Trust with respect to such procedural or ministerial matter. The previous sentence notwithstanding, in no event shall this Section 5.4(d) apply to any vote of Company Stock on a corporate matter which relates to the election or removal of directors, any amendment to the Articles of Incorporation or Bylaws of the Company, the approval or disapproval of any corporate merger or consolidation, recapitalization, reclassification, liquidation, dissolution, sale of substantially all assets of a trade or business, or any other similar transaction described in Code Section 409(c)(3) or any regulations or rulings issued thereunder. With respect to such matters, the Corporate Trustee shall vote Company Stock in accordance with Section 5.4(a) (or if applicable Section 5.4(b)) and Section 5.4(c).

The Corporate Trustee shall employ Corporate Election Services, Inc., an independent firm, to determine the voting instructions of each ESOP Active Participant and each Option Plan Participant and to advise the Corporate Trustee of the aggregate voting instructions of such individuals. The communication of the voting instructions by any individual ESOP Active Participant and any individual Option Plan Participant shall be confidential and shall not be divulged to either the Corporate Trustee or Trustee Noel or to anyone including the Company or any director, officer, employee or agent of the Company. The Corporate Trustee shall take all appropriate action to assure confidentiality as to the voting instructions of ESOP Active Participants and Option Plan Participants.”

Section 5.5 (a) shall be amended to add the following sentence as the penultimate sentence of Section 5.5(a):

“The Corporate Trustee is a directed trustee and shall be under no liability to any person for any loss of any kind which may result by reason of its voting of shares as required under Section 5.4.”

Section 6.1 shall be amended and restated as follows:

“6.1   Records and Accounts of Trustee.   Trustee Noel shall maintain accurate and detailed records and accounts of all transactions of the Trust, which shall be available at all reasonable times for inspection or audit by any person designated by the Company and which shall be retained. Corporate Trustee shall maintain accurate and detailed records and accounts of its votes and promptly report the same to Trustee Noel.”

Section 6.3 shall be amended and restated as follows:

“6.3   Final Statement.   In the event of the resignation or removal of Trustee Noel hereunder, the Committee may request and Trustee Noel or his successor shall with reasonable promptness submit, for the period ending on the effective date of such resignation or removal, a statement similar in form and purpose to that described in Section 6.2. In the event of the resignation or removal of Corporate Trustee, the Committee may request and the Corporate Trustee shall with reasonable promptness submit, for the period ending on the effective date of such resignation or removal, a statement which shall include a history of all votes cast and expenditures, if any, while serving in its Corporate Trustee capacity.”

Article 6 shall be amended to add the following Section 6.4:

“6.4   Allocation of Trustee Duties.   Corporate Trustees shall have only those powers and duties specified in Sections 5.3, 5.4, 6.1 and 6.3. All other powers and duties are reserved to Trustee Noel.

Section 7.1 shall be amended and restated as follows:

“7.1   Resignation of Trustee.   A Trustee or any successor thereto may resign as Trustee hereunder at any time upon delivering a written notice of such resignation, to take effect 60 days after the delivery thereof to the Committee, unless the Committee accepts shorter notice. In the event of such resignation, the remaining Trustee shall assume all duties, responsibilities and obligations under this Agreement until a successor to the resigning Trustee assumes the office of Trustee hereunder.”

Section 9.3 shall be amended to add the following Notice Information:

“To the Corporate Trustee Luzerne National Bank Corporation, c/o Allan M. Kluger, 600 Third Avenue, Kingston, PA 18704”.

This amendment shall be effective as of July 23, 2004.

IN WITNESS WHEREOF, and as evidence of the adoption of this amendment, the Company has caused the same to be executed and attested by its duly authorized officers and the Trustee has executed this amendment as of this 23 day of July 2004.

ATTEST:	HANOVER FOODS CORPORATION

/s/ Gary T. Knisely	By: /s/ John A. Warehime

Secretary	President

WITNESS:

/s/ Gary T. Knisely	/s/ Cyril T. Noel

Cyril T. Noel, Trustee

ATTEST:	LUZERNE NATIONAL BANK CORPORATION

By: /s/ Darren A. Dirle	By: /s/ Emil J. Warren